Exhibit 4.1.2

EXECUTION COPY

US FOODS, INC.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 6, 2012

8.50% Senior Notes Due 2019

FIRST SUPPLEMENTAL INDENTURE, dated as of December 6, 2012 (this “Supplemental Indenture”), among US Foods, Inc. (formerly known as U.S. Foodservices, Inc., the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to an Indenture, dated as of May 11, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance by the Company of an unlimited aggregate principal amount of its 8.5% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Company initially issued, on May 11, 2011, $400.0 million aggregate principal amount of Notes pursuant to the Indenture;

WHEREAS, Section 901(6) of the Indenture provides that the Company may provide for the issuance of Additional Notes as permitted by Section 301 therein;

WHEREAS, the Company wishes to issue an additional $400.0 million aggregate principal amount of Notes as Initial Additional Notes (the “Additional Notes”) under the Indenture;

WHEREAS, pursuant to Section 901(6), the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for Additional Notes as hereinafter described; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Additional 2019 Notes. As of the date hereof, the Company will issue the Additional Notes. The Additional Notes issued pursuant to this Supplemental Indenture constitute Initial Additional Notes and will be part of the series of Notes established pursuant to the Indenture. The Additional Notes shall have the same terms and conditions in all respects as the Notes issued on May 11, 2011, except for the issue date (which shall be December 6, 2012) and the issue price.

3. Aggregate Principal Amount. The aggregate principal amount of Additional Notes issued pursuant to this Supplemental Indenture shall be $400.0 million.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE ADDITIONAL NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE ADDITIONAL NOTES.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

7. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

US FOODS, INC.

By:	/s/ Juliette W. Pryor
Name: Juliette W. Pryor
Title: Executive Vice President and Secretary

E & H HOLDINGS, LLC as Subsidiary Guarantor

By:	/s/ Juliette W. Pryor
Name: Juliette W. Pryor
Title: Executive Vice President and Secretary

GREAT NORTH IMPORTS, LLC as Subsidiary Guarantor

By:	/s/ Juliette W. Pryor
Name: Juliette W. Pryor
Title: Executive Vice President and Secretary

TRANS-PORTE, INC. as Subsidiary Guarantor

By:	/s/ Juliette W. Pryor
Name: Juliette W. Pryor
Title: Executive Vice President and Secretary

[Signature Pages to First Supplemental Indenture]

US FOODS CULINARY EQUIPMENT & SUPPLIES, LLC as Subsidiary Guarantor

By:	/s/ Juliette W. Pryor
Name: Juliette W. Pryor
Title: Executive Vice President and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Pages to First Supplemental Indenture]